UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May10, 2012 (May 9, 2012)

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

On May 9, 2012, Crimson Exploration Inc. issued a press release announcing financial results for the first quarter ended March 31, 2012.  The press release is included in this report as Exhibit 99.1.

As provided in General Instruction B.2. of Form 8-K, the information in this Item 2.02 (including the press release attached as Exhibit 99.1 incorporated by reference in this Item 2.02) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated May 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	May 10, 2012	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated May 9, 2012

EXHIBIT 99.1

Crimson Exploration Announces First Quarter 2012 Financial Results, Borrowing Base Reaffirmed, and Provides an Operational Update
HOUSTON, May 9, 2012 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial results for the first quarter of 2012.

Highlights

•
Increased quarterly oil and liquids production to 38% of total production, up from 30% in prior year quarter and 34% in the fourth quarter of 2011; oil and liquids production currently at 47% of total production

•
Successfully completed the Mosley #1H, Crimson’s first horizontal Woodbine well, at a gross 24-hr IP rate of 1,203 Boepd and has produced close to 60,000 Boe in the first 60 days; currently producing 1,125 Boepd

•	Borrowing base reaffirmed at $100 million as of May 1, 2012

•	First quarter production of 38,360 Mcfepd, revenue of $26.7 million and EBITDAX of $16.4 million

Management Commentary

Allan D. Keel, President and Chief Executive Officer, commented, “The first quarter of 2012 was an exciting quarter for Crimson as we began to exploit our acreage position in the Woodbine formation with outstanding success. As a result of the success in the Woodbine and Eagle Ford Shale, Crimson has increased crude oil production, quarter over quarter, from 975 to 1,743 barrels per day, an increase of 79%, and remains on track to achieve 50% oil and liquids production by the end of the second quarter. For the remainder of the year, Crimson will focus capital investment on the Woodbine development targeting wells that offer exceptional rates of return.”

Summary Financial Results

The Company reported a net loss of $4.4 million, or ($0.10) per basic share, for the first quarter of 2012 compared to a net loss of $8.5 million, or ($0.19) per basic share, for the first quarter of 2011.  Special non-cash items impacting the first quarter of 2012 were an unrealized pre-tax loss of $0.5 million related to the mark-to-market valuation requirement on our commodity price hedges and a $0.7 million leasehold impairment charge. In the first quarter of 2011, the Company recognized an unrealized pre-tax loss of $4.2 million related to the mark-to-market valuation requirement on its commodity price and interest rate hedges and a $5.4 million leasehold impairment charge.  Exclusive of these special items, the net loss for the first quarter of 2012 would have been $3.6 million, compared to a net loss of $2.3 million in 2011.

Revenues for the first quarter of 2012 were $26.7 million compared to revenue of $27.6 million in the prior year quarter. Revenues were positively impacted by an approximate 19% increase in realized commodity prices, offset by a 19% reduction in production associated with the loss of the Catherine Henderson A-6 in January due to mechanical problems and the decline in gas production as Crimson transitions from natural gas to crude oil and liquids-rich prospects. The shut-in of the Catherine Henderson A-6 resulted in a loss of an estimated $2.0 million of revenue and 3,500 Mcfepd of production in the quarter. The well is currently being prepped for a sidetrack, with restoration of production projected by mid-July.

Production for the first quarter of 2012 was approximately 3.5 Bcfe, or 38,360 Mcfe per day, compared to production of approximately 4.3 Bcfe, or 47,660 Mcfe per day, in the first quarter of 2011.  Quarterly production was lower quarter over quarter as a result of the loss of the Catherine Henderson A-6 during the quarter and our continued transition to drilling higher value, lower rate (on an equivalent basis) oil and liquids-rich projects in the Eagle Ford and Woodbine formations, compared to the higher rate dry natural gas wells previously pursued in the Haynesville/Mid-Bossier formations in East Texas. The overall rate decline flattened out at the end of the first quarter. The strategic shift to more oil and liquids production is in response to continued weak natural gas prices.

The weighted average sales price in the first quarter 2012 (before the effects of realized gains/losses on our commodity price hedges) was $7.25 per Mcfe compared to an average sales price of $6.01 for the 2011 quarter.  The weighted average price realized in the 2012 quarter (including the effects of realized gains/losses on our commodity price hedges) was $7.64 per Mcfe compared to an average realized price of $6.44 per Mcfe for the 2011 quarter.

Both measures reflected higher oil prices, lower natural gas prices and a higher proportion of production coming from higher value crude oil and natural gas liquids, period over period.

Lease operating expenses for the first quarter of 2012 were $4.6 million, or $1.33 per Mcfe, compared to $4.0 million, or $0.94 per Mcfe, in the first quarter of 2011, an increase attributable to the Catherine Henderson A-6 workover in Liberty County, Texas.

Production and ad valorem taxes for the first quarter of 2012 were $1.4 million, or $0.40 per Mcfe, compared to $1.9 million, or $0.44 per Mcfe, in the prior year quarter due to lower revenues and to higher oil production which is taxed at a lower rate than natural gas.

Depreciation, Depletion and Amortization (“DD&A”) expense for the first quarter of 2012 was $14.5 million, or $4.14 per Mcfe, compared to $13.5 million, or $3.14 per Mcfe, for the first quarter of 2011, an increase resulting from the higher DD&A rate associated with crude oil wells, offset by lower production.

General and administrative expense in the first quarter of 2012 was $4.8 million, or $1.37 per Mcfe, compared to $4.2 million, or $0.97 per Mcfe, in the prior year quarter. Cash general and administrative expenses for the first quarter of 2012, exclusive of non-cash stock option expense recognized, was $4.5 million, or $1.28 per Mcfe, compared to $3.8 million, or $0.89 per Mcfe, for the first quarter 2011 due to higher personnel and office costs.

Capital expenditures for the first quarter of 2012 were $32.7 million consisting of approximately $13.8 million in Southeast Texas, $18.3 million in South Texas and $0.5 million in East Texas. Crimson continues to remain focused on oil and liquids-rich projects in the Woodbine formation and currently plans to drill up to five additional wells in 2012. Crimson is committed to increasing shareholder value and is prepared to allocate budgeted capital investment to any areas that offer the best internal rates of return in its portfolio of assets.

Borrowing Base and Liquidity

Effective May 1, 2012, the borrowing base on the senior secured revolving credit facility (the “Senior Credit Agreement”) was reaffirmed at $100 million.  The borrowing base is based on current proved crude oil and natural gas reserves, and is subject to semi-annual redeterminations, although the lenders may elect to make one additional unscheduled redetermination between scheduled redetermination dates.  The next borrowing base redetermination under the Senior Credit Agreement is scheduled for November 1, 2012.  As of March 31, 2012, Crimson had $53.3 million outstanding, with availability of $46.7 million, under the Senior Credit Agreement.

Drilling Update

Crimson is currently drilling its fourth operated horizontal Woodbine well in Madison and Grimes counties, Texas and will have production results from all four within the next 90 days; substantially proving the existence of the Woodbine on all of its approximately 17,500 net acres in the play.

•
On March 29th, Crimson disclosed the results of its first horizontal Woodbine well in Madison County, Texas, the Mosley #1H (84.3% WI), at a gross 24-hr IP rate of 1,203 Boepd. The Mosley performance to date has exceeded expectations and continues to improve. Production has been essentially flat, producing close to 60,000 Boe (93% liquids) in 60 days with a current rate of 1,125 Boepd. Crimson’s initial estimated 500 MBoe type curve would have predicted 50,000 Boe and a current rate of 700 Boepd for the same time period.

•
Located one mile south of the Mosley #1H, the Pavelock #1H (est. 2.7% WI) operated by Woodbine Acquisition LLC, tested at a gross 24-hr IP rate of 1,808 Boepd, on a 38/64th choke, and has cumulatively produced 34,416 Barrels of oil in the first 30 days of production.

•
Located six miles east of the Mosley #1H, the Vick Trust #1H (75% WI) was drilled to a total measured depth of 14,663 feet with a 5,900 foot lateral. The well is currently being completed with 21 stages of fracture stimulation with first production expected to begin the first week of June.

•
Located 1.2 miles north of the Mosley #1H, the Grace Hall #1H (est. 79.9% WI), was drilled to a total measured depth of 16,000 feet with a 7,500 foot lateral. The completion will have 26 stages of fracture stimulation with first production expected in late June.

•
Located six miles to the south of the Mosley #1H in northern Grimes County, the Y.A. Yates #1H (50% WI) is drilling at 10,240 feet toward a total measured depth of 15,100 feet, including a 5,800 foot lateral. The completion is expected to have 20+ stages of fracture stimulation with first production expected in mid-July.

In Karnes County, Texas, the Glasscock B #1H (90.7% WI), targeting the Eagle Ford Shale, was drilled to a total measured depth of 15,295 feet, including a 4,380 foot lateral, and was recently completed using 14 stages of fracture stimulation. Flowback operations are just underway with results to follow in the Company’s next press release. Assuming 160 acre spacing, Crimson has two additional wells it can drill in the Glasscock leasehold that will likely be drilled in 2013. In addition, there is potential for an additional nine infill wells on Crimson’s acreage that can be drilled on reduced spacing as a result of successful 80 acre pilot tests being conducted in the area by offset operators.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three month periods ending March 31, 2012 and 2011:

	Three Months Ended
	March 31,
	2012	2011	%
Total Volumes Sold:
Crude oil (barrels)	158,633	87,729	81%
Natural gas (Mcf)	2,164,125	3,018,348	-28%
Natural gas liquids (barrels)	62,536	124,099	-50%
Natural gas equivalents (Mcfe)	3,491,139	4,289,316	-19%

Daily Sales Volumes:
Crude oil (barrels)	1,743	975	79%
Natural gas (Mcf)	23,782	33,537	-29%
Natural gas liquids (barrels)	687	1,379	-50%
Natural gas equivalents (Mcfe)	38,364	47,659	-20%

Average sales prices (before hedging):
Oil	$107.51	$94.50	14%
Gas	2.56	3.98	-36%
NGLs	43.57	44.24	-2%
Mcfe	$7.25	$6.01	21%

Average sales prices (after hedging):
Oil	$106.94	$84.53	27%
Gas	3.27	4.88	-33%
NGLs	43.57	44.17	-1%
Mcfe	$7.64	$6.44	19%

Selected Costs ($ per Mcfe):
Lease operating expenses	$1.33	$0.94	41%
Production and ad valorem taxes	$0.40	$0.44	-8%
Depreciation and depletion expense	$4.14	$3.14	32%
General and administrative expense (cash)	$1.28	$0.89	44%
Interest	$1.79	$1.57	14%

Adjusted EBITDAX (1)	$16,401,307	$18,074,514	-9%

Capital expenditures:
Leasehold acquisitions	$757,675	$1,094,865
Exploratory	9,932,810	4,736,870
Development	21,985,113	17,327,737
Other	—	5,416
	$32,675,598	$23,164,888

Weighted Average Shares Outstanding:
Basic	43,976,950	44,939,828
Diluted	43,976,950	44,939,828

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Accounts receivable	$15,883,738	$16,059,667
Current mark to market value of derivatives	4,561,677	4,538,897
Other current assets	708,767	473,616
Deferred tax asset (current and non-current)	19,284,284	17,297,621
Net property and equipment	415,052,196	396,781,299
Other non-current assets	1,070,828	1,174,774

TOTAL ASSETS	$456,561,490	$436,325,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Current mark to market value of derivatives	$595,372	$290,703
Other current liabilities	57,038,963	66,795,433
Long-term debt, net of current portion	222,532,719	190,041,933
Other non-current liabilities	10,836,338	9,692,107
Total stockholders’ equity	165,558,098	169,505,698

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$456,561,490	$436,325,874

CRIMSON EXPLORATION INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	March 31,
	2012	2011

OPERATING REVENUES
Crude oil sales	$16,892,614	$7,415,643
Natural gas liquids sales	2,724,851	5,481,427
Natural gas sales	7,069,114	14,724,949
Total operating revenues	26,686,579	27,622,019

OPERATING EXPENSES
Lease operating expenses	4,637,385	4,030,578
Production and ad valorem taxes	1,408,741	1,880,206
Exploration expenses	300,696	91,614
Depreciation, depletion and amortization	14,462,062	13,480,929
Impairment and abandonment of oil and gas properties	676,474	5,444,514
General and administrative	4,771,457	4,168,863
Total operating expenses	26,256,815	29,096,704

INCOME (LOSS) FROM OPERATIONS	429,764	(1,474,685)

OTHER INCOME (EXPENSE)
Interest expense, net of amount capitalized	(6,245,182)	(6,734,828)
Other income and financing cost	(233,843)	(697,693)
Unrealized loss on derivative instruments	(525,633)	(4,231,805)
Total other income (expense)	(7,004,658)	(11,664,326)

LOSS BEFORE INCOME TAXES	(6,574,894)	(13,139,011)

Income tax benefit	2,175,809	4,593,049

NET LOSS	$(4,399,085)	$(8,545,962)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under the credit agreements representing our senior credit facility and our second lien credit facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreements.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended
	March 31,
	2012	2011

Net income	$(4,399,085)	$(8,545,962)
Interest expense	6,245,182	6,734,828
Income tax (benefit) expense	(2,175,809)	(4,593,049)
Depreciation and amortization	14,462,062	13,480,929
Exploration expense	300,696	91,614
EBITDAX	14,433,046	7,168,360

Unrealized loss (gain) on derivative instruments	525,633	4,231,805
Non-cash equity-based compensation charges	532,311	529,239
Impairment and abandonment of proved properties	676,474	5,444,514
Amortization of deferred finance costs	233,843	700,596
Adjusted EBITDAX	$16,401,307	$18,074,514

Guidance for Second Quarter 2012

The Company is providing the following updated guidance for the second calendar quarter of 2012.  Figures for lease operating expenses, production and ad valorem taxes, cash general and administrative expenses and DD&A are based on the midpoint of the production guidance range.

Second quarter 2012 production	38,000 – 41,000 Mcfe per day

Lease operating expenses ($M)	$3,800 – $4,200

Production and ad valorem taxes	8% of actual prices

Cash G&A ($M)	$4,000 – $4,500

DD&A rate	$4.10 – $4.30 per Mcfe

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on May 10, 2012 at 9:00a.m. CDT.  Those interested in participating in the earnings conference call may do so by calling the following phone number: 888-300-2323, (International 719-325-2378) and entering the following participation code 4006613.  A replay of the call will be available from May 10, 2012 at 12:00pm CDT through May 17, 2012 at 12:00pm CDT by dialing toll free 888-203-1112, (International 719-457-0820) and asking for replay ID code 4006613.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the acquisition, development, exploitation and production of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States.  The Company owns and operates conventional properties in Texas, Louisiana, Colorado and Mississippi, including approximately 5,700 net acres in the Haynesville Shale, Mid-Bossier, and James Lime plays in San Augustine and Sabine counties in East Texas, approximately 8,625 net acres in the Eagle Ford Shale in South Texas, approximately 17,500 net acres in Madison and Grimes counties in Southeast Texas and approximately 11,000 net acres in the Denver Julesburg Basin of Colorado.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”) and applicable securities laws. Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue, cash flow operating results,  leverage, drilling rigs operating, drilling locations, funding, derivative transactions, pricing, operating costs and capital spending, tax rates, and descriptions of our development plans are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, the proximity to and capacity of transportation facilities, the timing of planned capital expenditures, uncertainties in estimating reserves and forecasting production results, operating and drilling risks, regulatory changes and the potential lack of capital resources. All forward-looking statements are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2011, and subsequent filings for a further discussion of these risks. Existing and prospective investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contact:
Crimson Exploration Inc.
E. Joseph Grady, 713-236-7400
Senior Vice President and Chief Financial Officer
or
Josh Wannarka, 713-236-7400
Manager of Investor Relations and FP&A